SEPARATION AGREEMENT

This Separation Agreement is made as of this1st day of June, 2005 by and among, on the one hand, Logistical Support, Inc., a Utah corporation (the “Company”), Hill Aerospace and Defense, LLC, a California limited liability company (“HAD”), Logistical Support, LLC, a California limited liability company (“LS” and together with the Company and HAD, “Logistical”), and on the other hand, Mr. Harry Lebovitz (“Lebovitz”), Hill Industries, Inc., a California corporation (“Hill Inc.”) and Hill Industries, LLC, a California limited liability company (“Hill LLC” and together with Hill Inc, the “Hill Entities”) (collectively, the “Parties” and each a “Party”).

WITNESSETH:

WHEREAS, Lebovitz is a member of the Board of Directors of the Company and is a significant shareholder of the Company; and

WHEREAS, Lebovitz currently manages one or more of HAD or LS and has access to the facility, books, records, and other properties of Logistical; and

WHEREAS, Lebovitz owns and/or controls each of the Hill Entities; and

WHEREAS, the Company and Lebovitz have determined to separate Lebovitz and the Hill Entities from Logistical and the business and operations and properties of Logistical; and

WHEREAS, the Company, Mr. Bruce Littell, a Member of the Board of Directors of the Company and Lebovitz agree that this Separation Agreement and the actions contemplated hereby and the terms hereof, and the results intended hereby, are in the best interests of the Company and its shareholders.

NOW, THEREFORE, the Company, Lebovitz and the Hill Entities intending to be legally bound, and in consideration of the covenants and promises set forth herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, hereby agree as follows:

1. Resignation and Leave of Absence. Effective immediately and without any further action on the part of Lebovitz or the Company, Lebovitz hereby resigns from the Board of Directors of the Company (the “Board Resignation”). Such Board Resignation is hereby accepted by the Company. Effective immediately, Lebovitz shall be on a leave of absence from any and all management and other employment positions he holds with HAD, LS or the Company (the “LOA”). The Company hereby approves of the LOA. The Company and Lebovitz hereby agree that such LOA shall be unpaid and that no salary, sick days, vacation days or other benefits shall accrue or be due or payable to Lebovitz during such LOA.

2. Stock Purchase.

(a)  Purchases. The Company hereby agrees, upon the terms and conditions set forth herein, to purchase from Lebovitz and the Hill Entities $25,000.00 per month of the shares of common stock of Logistical Support, Inc. (the “Common Stock”) owned by Lebovitz and/or the Hill Entities, at a price per share of $0.25 (the “Purchase Price”). Accordingly, commencing on June 15, 2005 and on each calendar month thereafter for a period of 12 months in total (the “Purchase Period”), the Company shall tender to Lebovitz and/or the Hill Entities, as applicable the amount of $25,000, up to an aggregate during the Purchase Period of $300,000.00 (the “Purchase Amount”), provided the conditions of this Section 2 are satisfied. Within five (5) business days of the date hereof, Lebovitz shall deliver, or cause the Hill Entities to deliver, to the Company at the Company’s principal office, stock certificates representing not less than 1,200,000 shares of Common Stock (the “Purchased Shares”), with stock powers endorsed to the Company, and with appropriate instructions to the Transfer Agent of the Company to transfer such shares to the order of the Company, and a request from the Transfer Agent for an opinion of counsel to remove any restrictive legends on the certificates. Upon the payment by the Company of the monthly purchase amount (the “Monthly Purchase Amount”) the Company shall be deemed to own (an additional) 100,000 of the Purchase Shares. The balance of the Purchased Shares, until the aggregate of the Monthly Purchase Amount of $300,000.00 has been tendered, shall be held in trust under this Agreement by the Company. Should this Agreement be terminated by the Company for any reason, the Company shall be obligated to return any shares held by it that have not been purchased by payment of the Monthly Purchase Amount to Lebovitz.

(b) Conditions. The Company shall have no obligation to purchase the Purchased Shares, or tender such Monthly Purchase Amount, or any portion thereof, if at the time the Monthly Payment Amount is to be tendered (i) the certificates representing such shares are not properly executed, (ii) the stock powers are not duly completed in blank, (iii) the instructions to the Transfer Agent are incomplete or are rejected by the Transfer Agent, (iv) an opinion of counsel cannot be obtained to the satisfaction of the Transfer Agent with respect to the transfer and re-issuance of the certificates, (v) there shall be, or there shall have been, an Event of Default under Section 8 of this Agreement, or (vi) for any other reason that prevents the legal transfer and conveyance of such shares to the Company, or such conveyance cannot be made without restriction, lien, claim or encumbrance upon such shares. In addition, each of the representations and warranties set forth under Section 4 shall be true and correct in all material respects as of the date of payment by the Company of each Monthly Payment Amount. In the event any representation or warranty shall be untrue, false, or misleading at such date, the Company shall have no obligation to tender the Monthly Purchase Amount and may demand return and repayment of any portion of the Purchase Amount discovered to have been made while a breach of the representations and warranties existed or while an Event of Default existed.

(c)  Assurances. Lebovitz agrees, and agrees to cause each of the Hill Entities, to take all such steps requested by the Company as may be necessary or desirable to effect the transfer of the Purchased Shares as set forth in paragraph (a) above.

4. Representations of Lebovitz and the Hill Entities. Lebovitz hereby represents and warrants for himself and on behalf of each of the Hill Entities, as follows:

(a) All of the Purchased Shares are owned free and clear of all claims, liens and encumbrances. The Purchased Shares are not subject to any rights of first refusal or other restrictions on transfer. Lebovitz and each of the Hill Entities have the full power, right, authority and capacity to enter into this Agreement and to transfer and sell the Purchased Shares in accordance with the terms hereof.

(b) Except for the Sun Aviation case, and except as reported in the Company’s filings with the Securities and Exchange Commission, Lebovitz and the Hill Entities are not parties to any lawsuit, investigation or proceeding, governmental or private, and Lebovitz and the Hill Entities have not been notified of or threatened with the commencement of such a proceeding.

(c) The Hill Entities are owned and operated in compliance with all material laws and regulations applicable to their business. The Hill Entities are operated in good faith and not in a manner designed to circumvent law or general principals of good faith and fair dealing. Hill Industries Inc. is not currently in good standing.

(d) Lebovitz has no knowledge of any circumstance that would give rise to a claim, proceeding or investigation against the Company or the Board of the Company, arising from his conduct as a member of the Board of Directors.

(e) Hill Inc. is wholly owned by Lebovitz. Lebovitz owns seventy percent of the membership interests of Hill LLC, including Hill Inc.’s membership interests. All necessary action on the part of Hill Inc. and Hill LLC has been taken in order for such entities to enter into this Agreement.

5.  Release and Indemnity.

(a)  Release. Lebovitz, Hill LLC, and Hill Inc. each irrevocably and unconditionally releases all of the claims described in subsection (ii) of this section 5 that he or it may now have against the following persons or entities (the “Releasees”): the Company, HAD and LS, and all of their past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection.

(b) Claims Released. The claims released include all claims, promises, debts, causes of action or similar rights of any type or nature Lebovitz, Hill Inc. or Hill LLC has or had which in any way relate to (i) Lebovitz’s employment with the Company, HAD or LS or the termination of that employment, such as claims for compensation, bonuses, commissions, lost wages or unused accrued vacation or sick pay, (ii) the design or administration of any employee benefit program or Lebovitz’s entitlement to benefits under any such program, (iii) any claims to attorneys’ fees and/or other legal costs and (iv) any other claims or demands Lebovitz may, on any basis, have. The claims released include, but are not limited to, claims arising under any of the following statutes or common law doctrines:

(i) Anti-Discrimination Statutes, such as the Age Discrimination in Employment Act, which prohibits age discrimination in employment; the Civil Rights Act of 1991, Title VII of the Civil Rights Act of 1964, and §1981 of the Civil Rights Act of 1866, which prohibit discrimination based on race, color, national origin, religion or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act, which prohibits discrimination against the disabled; the California Fair Employment and Housing Act, which prohibits discrimination in employment based upon race, color, national origin, ancestry, physical or mental disability, medical condition, martial status, sex, or age; and any other federal, state or local laws or regulations prohibiting employment discrimination.

(ii) Federal Employment Statutes, such as the Employee Retirement Income Security Act of 1974, which, among other things, protects pension or health plan benefits; and the Fair Labor Standards Act of 1938, which regulates wage and hour matters.

(iii) Other laws, such as any federal, state or local laws restricting an employer’s right to terminate employees or otherwise regulating employment; any federal, state or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; and any other federal, state or local laws providing recourse for alleged wrongful discharge, physical or personal injury, emotional distress, fraud, negligent misrepresentation, libel, slander, defamation and similar or related claims. The laws referred to in this paragraph include statutes, regulations, other administrative guidance and common law doctrines.

(c) Release Extends to Both Known and Unknown Claims. This release covers both claims that Lebovitz, Hill Inc. and Hill LLC knows about and those Lebovitz, Hill Inc. and Hill LLC do not know about. Lebovitz understands the significance of this release of unknown claims and his waiver of any statutory protection against a release of unknown claims. Lebovitz expressly waives the protection of any such governmental statutes or regulations.

More particularly, and without limitation, Lebovitz acknowledges that he has read and is familiar with and understands the provisions of Section 1542 of the California Civil Code, which provides: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN TO HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

LEBOVITZ EXPRESSLY WAIVES ANY RIGHT OR CLAIM OF RIGHT HE MAY HAVE UNDER SECTION 1542 OF THE CALIFORNIA CIVIL CODE.

(d) Ownership of Claims. Lebovitz represents that he has not assigned or transferred, or purported to assign or transfer, all or any part of any claim released by this Agreement for himself or for any of Hill Inc. or Hill LLC.

(e) Lebovitz’s Promises. In addition to the release of claims provided for in this section 5, Lebovitz for himself and for Hill Inc. and Hill LLC promises never to file or prosecute a lawsuit, administrative complaint or charge, or other complaint or charge asserting any claims that are released by this Agreement. Lebovitz represents that he has not filed or caused to be filed any lawsuit, complaint or charge with respect to any claim this Agreement releases. Lebovitz further agrees to request any government agency or other body assuming jurisdiction of any complaint or charge relating to a released claim to withdraw from the matter or dismiss the matter with prejudice.

(f) Consequences of Lebovitz’s Violation of Promises. If Lebovtiz breaks any of the promises in this Agreement, such as, by way of example and not by way of limitation, by filing or prosecuting a lawsuit or charge based on claims that Lebovtiz has released, or if any representation made by Lebovitz in this Agreement was false when made, Lebovitz will pay reasonable attorneys’ fees and all other costs incurred as a result of such breach or false representation, such as, by way of example and not by way of limitation, the Company’s, HAD’s or LS’ cost of defending any suit brought with respect to a claim released by him.

(g) Indemnity. Each of Lebovitz, Hill Inc. and Hill LLC do hereby agree to indemnify and hold harmless each of the Company, HAD, LS and their respective officers, directors, employees, agents, representative, attorneys from any all damages, costs, claims and expenses arising from or related to Lebovitz’s service on the Company’s Board of Directors, his employment at Logistical, his or the Hill Entities’ business operations or course of conduct, his shareholding of the Company, any breach of this Agreement or any of the terms hereof, any Event of Default as set forth in Section 8 of this Agreement, any misconduct or other activity which predates the closing of the merger between the Company and Bikini Team International, Inc. that might call into question any aspect of such merger, or any other undertaking, activity, omission or action made by or on behalf or at the direction of Lebovtiz, Hill Inc. or Hill LLC, whenever done, made or initiated.

(h) Waiver. The Company, HAD and LS, and Lebovitz, acknowledge and agree each of them has determined to waive the statutory 21 day waiting period, and 7 day revocation period, in order to expedite the effectiveness of this Agreement and the Company further acknowledges that such waiver creates a risk to the Company of claims by Lebovitz in the future.

6. Voting Agreement. Lebovitz hereby agrees to, and shall cause the Hill Entities to, vote any and all shares of Common Stock of the Company owned by him or the Hill Entities (including any shares held by the Company under this Agreement as Purchased Shares, not yet owned by the Company) (i) in favor of Mr. Bruce Littell’s nomination and election to the Board of Directors of the Company, and (ii) in favor of any proposals presented to the shareholders for voting or consent that have been approved by Mr. Littell in his capacity as a director of the Company, whether such voting or consent is conducted by written consent, special meeting or annual meeting of shareholders.

7. Business Covenants.

(a)  Lebovitz hereby agrees that he shall, during the Purchase Period and for a period of one year thereafter, maintain in confidence and not utilize the confidential or proprietary information or other intellectual property of Logistical. Maintaining such confidential or proprietary information and intellectual property in confidence shall include refraining from disclosing such proprietary information or intellectual property to any third party and refraining from using such proprietary or confidential information or intellectual property for his own account or the account of the Hill Entities or for any other person or business entity. The Employee agrees to destroy any copies of the proprietary or confidential information or intellectual property of Logistical in his possession

(b) Lebovitz hereby agrees that he shall not, during the Purchase Period solicit any person who is employed by or a consultant to the Company or any affiliate or subsidiary of the Company to terminate such person’s employment by or consultancy to the Company, such affiliate or subsidiary.

(c) Lebovitz recognizes and acknowledges the competitive and proprietary nature of the Company’s business operations. Lebovitz acknowledges and agrees that a business will be deemed competitive with the Company if it engages in a line of business in which it performs any of the principal services provided or offered by the Company or any services designed or marketed primarily to fulfill the same function, whether or not similar. Lebovitz hereby agrees in consideration of the Company’s payments for the Purchased Shares, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, as follows: except with respect to the Hill Entities as currently owned and operated, Lebovitz for his own account or on behalf of any other, directly or indirectly, either as principal, agent, stockholder, employee, consultant, representative or in any other capacity, own, manage, operate or control, or be concerned, connected or employed by, or otherwise associate in any manner with, engage in or have a financial interest in any business whose primary line of business is substantially similar to the Company, specifically in the areas of aerospace and defense and federal government contracting. Nothing herein shall prohibit Lebovitz’s continued ownership of his shares of the Company not purchased hereunder.

(d) If any part of this section should be determined by a court of competent jurisdiction to be unreasonable in duration, geographic area, or scope, then this section is intended to and shall extend only for such period of time, in such area and with respect to such activity as is determined to be reasonable.

8.  Events of Default. The occurrence or continuance of any of the following events shall be an Event of Default hereunder: (i) Lebovitz’s breach of this Agreement, or any covenant, undertaking or agreement that he or the Hill Entities are obligated to perform hereunder; (ii) the willful malfeasance or misconduct by Lebovitz in connection with misappropriating any funds or property of the Company, HAD or LS, whether now existing or hereafter discovered or arising, or attempting willfully to obtain any personal profit from any transaction in which Lebovitz has an interest which is adverse to the interests of the Company, HAD or LS or any other willful misconduct that discredits or damages the Company, HAD or LS; (iii) any representation or warranty hereunder shall be discovered to be false or misleading when made, or at the time of any payment of monies by the Company hereunder.

9. Company Undertakings. The Company agrees to use reasonable efforts during the LOA period to assist Lebovitz in pursuing any benefits claims he may have with respect to health or disability insurance coverage provided by the Company during his employment with the Company. In addition, the Company shall during the LOA period pay for and provide Lebovitz with health, disability and other insurance benefits available to employees of the Company on such terms and in such amounts as are available to other employees of the Company. Nothing herein shall obligate the Company to provide health or other insurance benefits to Lebovitz as currently provided to him should the terms of availability of such insurance change after the date hereof.

10. Legal Counsel Lebovitz acknowledges that the Company, HAD and LS has advised him to obtain the services of an attorney to review this Agreement and to advise him regarding it. Lebovitz acknowledges he has had an opportunity to consult with an attorney prior to executing this Agreement.

11. Miscellaneous.

(a) Any notice, demand, or communication required or permitted under this Agreement shall be deemed to have been duly given if delivered personally to the party to whom directed or, if mailed by registered or certified mail, postage and charges prepaid.

(b) This Agreement shall be construed and enforced in accordance with the internal laws of the State of California.

(c) This Agreement may not be amended except by the prior written agreement of all Parties.

(d) The failure of any Party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Agreement shall not prevent a subsequent act, which would have originally constituted a violation, from having the effect of an original violation.

(e) If any provision of this Agreement or the application thereof to any Party or circumstance shall be invalid, illegal or unenforceable to any extent, the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law.

(f) The terms, provisions and agreements herein contained shall be binding upon and inure to the benefit of the Parties hereto, and their respective spouses, legal representatives, heirs, successors and assigns.

(g) In the event of any legal action between the Parties hereto, declaratory or otherwise, in connection with or arising out of this Agreement or the enforcement hereof, the most prevailing Party shall be entitled to recover from the less prevailing Party all actual costs, actual damages and actual expenses, including attorneys’ fees, paralegals’ fees and other professional or consultants’ fees expended of incurred in connection therewith.

(h) This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. Signatures on this Agreement that are provided by facsimile transmission shall be deemed to be the same as original signatures.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

IN WITNESS WHEREOF, the Parties hereto have executed this Separation Agreement as of the date above first written.

HARRY LEBOVITZ:

/s/ Harry Lebovitz
Harry Lebovitz

HILL INDUSTRIES, INC.:

By: Harry Lebovitz
Name: Harry Lebovitz
Title: President

HILL INDUSTRIES LLC:

By: Harry Lebovitz
Name: Harry Lebovitz
Title: Managing Member

LOGISITICAL SUPPORT, INC.:

By: Bruce Littell
Name: Bruce Littell
Title: CEO

IN WITNESS WHEREOF, the Parties hereto have executed this Separation Agreement as of the date above first written.

HILL AEROSPACE AND DEFENSE, LLC:

By: Harry Lebovitz
Name: Harry Lebovitz
Title: Managing Member

LOGISTICAL SUPPORT, LLC:

By: Bruce Littell
Name: Bruce Littell
Title: Managing Member